Exhibit 99.1

GrafTech Reports Fourth Quarter and Year Ended 2007 Results

PARMA, Ohio--(BUSINESS WIRE)--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2007.

2007 Full Year Highlights

Net sales increased 18 percent, to $1,005 million, versus 2006 net sales of $855 million.
Graphite electrode segment sales increased 21 percent to $812 million, as compared to $670 million in 2006.
Graphite electrode sales volume was 210 thousand metric tons, virtually flat with 2006.
Gross profit increased 36 percent, to $331 million, as compared to $243 million in 2006. Gross margin expanded over four percentage points to 32.9 percent as compared to 28.4 percent in 2006.
Selling and administrative expenses were reduced by $11 million or 11 percent, to $90 million, as compared to $101 million in 2006.
Income from continuing operations was $156 million, or $1.39 per diluted share, versus $42 million, or $0.43 per diluted share, in 2006.
  Income from continuing operations before special items* increased over two and a half times to $151 million, or $1.35 per diluted share, as compared to $56 million, or $0.55 per diluted share, in 2006.

Net cash provided by operating activities more than doubled to $131 million, versus $64 million in 2006.
Net debt* was reduced by $139 million to $370 million.

Craig Shular, Chief Executive Officer of GrafTech, commented, “The significant improvement in the results was enabled by better price realization and the team’s relentless pursuit of cost reductions and increased production efficiencies. Operating cash flow more than doubled to $131 million, allowing us to complete the year with net debt of $370 million, the lowest in our Company’s history. Finally, growing sales by 18 percent while at the same time reducing selling and administrative costs by 11 percent rounded out a solid year.”

2007 Fourth Quarter Highlights

  Net sales increased $34 million to $269 million, a 14 percent increase over net sales of $235 million in the fourth quarter of 2006. Currency effects benefited net sales by approximately five percentage points.
  Gross profit increased approximately 17 percent, to $81 million, or 30.1 percent of net sales, as compared to $69 million, or 29.4 percent of net sales, in the fourth quarter of 2006. Gross profit in the quarter was negatively impacted by a one-time $5 million charge associated with the termination and closure of our defined benefit South African pension plan. Excluding the impact of this charge, gross margin for the quarter would have been 32.0 percent.
  Income from continuing operations was $39 million, or $0.34 per diluted share, versus $26 million, or $0.24 per diluted share, in the 2006 fourth quarter.
  Income from continuing operations before special items* was $44 million, or $0.38 per diluted share, as compared to $21 million, or $0.20 per diluted share, in the 2006 fourth quarter. The year on year change included the benefit of a seven percentage point improvement, or approximately $0.03 per share, in our effective income tax rate from 28 percent to 21 percent.
  Net cash provided by operating activities increased to $55 million, versus $20 million in the 2006 fourth quarter.

Graphite Electrode Segment

The Graphite Electrode segment’s net sales increased 15 percent to $218 million in the 2007 fourth quarter, as compared to $190 million in the 2006 fourth quarter. The increase was primarily due to higher selling prices for graphite electrodes and the positive impact of currency exchange rates, offset slightly by lower sales volume in the quarter.

Operating income for the Graphite Electrode segment was $50 million in the fourth quarter of 2007, a 47 percent or $16 million improvement over the same period in 2006. Operating income in the quarter was favorably impacted by higher graphite electrode selling prices and the flow through of successful productivity initiatives, partially offset by rising raw material costs and pension termination and closure costs. Operating income margin for the segment expanded four and a half percentage points to 22.9 percent in the 2007 fourth quarter, as compared to 18.1 percent in the 2006 fourth quarter.

Advanced Graphite Materials Segment

Net sales for the Advanced Graphite Materials (AGM) segment were $31 million in the 2007 fourth quarter, as compared to $28 million in the 2006 fourth quarter. Operating income for the AGM segment was $6 million, as compared to $4 million in the 2006 fourth quarter, primarily the result of higher AGM selling prices as we continue to penetrate higher margin end markets. In addition, our productivity initiatives are gaining traction in this segment.

Other Segment

(Natural graphite, carbon electrodes and refractories)

Net sales for the Other segment were $20 million, as compared to $18 million in the 2006 fourth quarter. Lower sales volume associated with the exit of the carbon electrode business was offset by increased refractories and natural graphite sales. Operating income for the Other segment improved to $1 million in the fourth quarter of 2007 versus a loss of $2 million in 2006.

Corporate

Selling and administrative and research and development expenses were $24 million in the 2007 fourth quarter, as compared to $29 million in the 2006 fourth quarter. The decrease resulted largely from realized benefits associated with restructuring and productivity projects.

Interest expense was $7 million in the 2007 fourth quarter or $4 million lower than the same period in the prior year as a result of successful deleveraging efforts.

Other expense, net, was $2 million in the 2007 fourth quarter, as compared to other income, net, of $8 million in the same period in 2006. The change in the quarter is largely due to inter-company loan currency translation losses.

The effective income tax rate in 2007, excluding other special charges, was 25 percent, approximately two percentage points better than our previous guidance primarily as a result of favorable jurisdictional profitability mix.

The positive impact of currency exchange rate fluctuations on 2007 revenue, which was approximately four percent, was largely offset by production costs in corresponding jurisdictions. The net impact was a benefit to 2007 full year profitability by approximately $0.03 per share.

Outlook

Mr. Shular commented on outlook stating, “We began 2008 by announcing a further $125 million redemption of our senior notes, our most expensive debt. This latest call leaves just $75 million senior notes remaining from the total $550 million issued and represents a significant improvement to our balance sheet. On a macro level, we remain encouraged by underlying global steel demand and expect solid demand from our end markets in 2008. Based on various steel industry projections, world wide electric arc furnace steel production is expected to grow approximately two to three percent year over year.”

Mr. Shular further commented, “We have built a solid order book, secured pricing for approximately 70 percent of our key raw materials related to graphite electrode production, including 100% of our needle coke requirements, and if industry forecasts are correct, we would expect gross margin and operating margin expansion for 2008.”

We expect capital expenditures to increase in 2008 as we continue to enhance our production platform and seek opportunities to improve product quality, increase efficiencies and lower costs. There are several projects underway in the graphite electrode segment, notably a multi-year project at our facility in Spain which will employ our latest technology and equipment, resulting in a higher quality product for our customers and improved efficiencies. In the AGM segment, a number of projects with attractive returns have also been identified to enable us to address growing end markets, including solar.

Based on the assumption of stable global economic conditions for 20081, GrafTech expects:

  Total company net sales to increase approximately 12 to 14 percent;
  Operating income before special items targeted to be approximately $295 million;
  The effective book tax rate to be between 27 percent and 29 percent;
  Capital expenditures to be approximately $70 million to $75 million;
  Depreciation expense of approximately $32 million; and
  Cash flow from operations to be about $165 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 877-795-3604 for domestic and 719-325-4805 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the fourth quarter and full year ended December 31, 2007 and outlook for 2008; estimated future capital expenditures and their impact on product quality and efficiencies; the anticipated timing for our filing of the financial statements and annual report on Form 10-K with the SEC; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; future operational and financial performance; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; financing and deleveraging activities; stock repurchases plans; rationalization and restructuring activities; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; debt levels; cash flows and use of cash; cost savings and reductions; margins; earnings; and growth plans. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2007 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; changes in credit markets, changes in market prices of our securities, or other events that affect our financing and capital structure plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31,
ASSETS	2006	2007
Current assets:
Cash and cash equivalents	$149,517	$54,741
Accounts and notes receivable, net of allowance for doubtful accounts of $3,186 at December 31, 2006 and $2,971 at December 31, 2007	166,528	158,486
Inventories	239,129	285,433
Prepaid expenses and other current assets	14,071	10,133
Total current assets	569,245	508,793

Property, plant and equipment	889,389	881,067
Less: accumulated depreciation	599,636	564,613
Net property, plant and equipment	289,753	316,454
Deferred income taxes	6,326	7,144
Goodwill	9,822	9,683
Other assets	29,253	23,080
Assets held for sale	1,802	-
Restricted cash	-	1,547
Total assets	$906,201	$866,701
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$62,094	$58,975
Interest payable	18,872	9,633
Short-term debt	458	1,014
Accrued income and other taxes	41,099	29,996
Other accrued liabilities	98,068	104,066
Total current liabilities	220,591	203,684
Long-term debt:
Principal value	657,714	423,234
Fair value adjustments for hedge instruments	6,421	2,421
Unamortized bond premium	1,265	481
Total long-term debt	665,400	426,136
Other long-term obligations	103,408	94,010
Deferred income taxes	27,000	30,171
Minority stockholders’ equity in consolidated entities	3,722	-

Stockholders’ (deficit) equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, 101,433,949 shares issued at December 31, 2006 and 105,169,507 shares issued at December 31, 2007	1,026	1,052
Additional paid-in capital	950,023	988,662
Accumulated other comprehensive loss	(312,763)	(278,316)
Accumulated deficit	(660,153)	(506,666)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2006 and 2007	(85,197)	(85,197)
Less: common stock held in employee benefit and compensation trusts, 472,566 shares at December 31, 2006 and 471,373 shares at December 31, 2007.	(6,856)	(6,835)
Total stockholders’ (deficit) equity	(113,920)	112,700
Total liabilities and stockholders’ (deficit) equity	$906,201	$866,701

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Net sales	$235,482	$269,430	$855,433	$1,004,818
Cost of sales	166,351	188,070	612,298	673, 833
Gross Profit	69,131	81,360	243,135	330,985

Research and development	2,391	2,147	10,558	8,550
Selling and administrative expenses	27,058	22,080	101,415	90,467
Restructuring charges	2,262	563	9,956	1,369
Impairment loss on long-lived assets	1,676	-	10,464	-
Antitrust investigations and related lawsuits and claims	-	-	2,513	-
Other (income) expense, net	(7,845)	1,765	(6,555)	(8,080)
Interest expense	10,771	6,976	46,524	35,949
Interest income	(585)	(256)	(957)	(1,680)
	35,728	33,275	173,918	126,575

Income from continuing operations before provision for income taxes and minority stockholders’ share of income	33,403	48,085	69,217	204,410
Provision for (benefit from) income taxes	7,459	8,892	27,085	48,327
Income (loss) from continuing operations before minority interest	25,944	39,193	42,132	156,083
Less: minority stockholders' share of income (loss)	(284)	(92)	(268)	(50)
Income (loss) from continuing operations	26,228	39,285	42,400	156,133
Income (loss) from discontinued operations, (including gain from sale of discontinued operations of $58,631 in 2006), net of tax	51,052	685	48,934	(2,432)

Net income (loss)	$77,280	$39,970	$91,334	$153,701

Basic income (loss) per common share:

Income (loss) per share from continuing operations	$0.27	$0.38	$0.43	$1.55
Income (loss) per share from discontinued operations	0.52	0.01	0.50	(0.02)
Net income (loss) per share	$0.79	$0.39	$0.93	$1.53

Weighted average common shares outstanding (in thousands)	99,282	102,121	97,965	100,468

Diluted income (loss) per common share:

Income (loss) per share from continuing operations	$0.24	$0.34	$0.43	$1.39
Income (loss) per share from discontinued operations	0.45	0.01	0.43	(0.02)
Net income (loss) per share	$0.69	$0.35	$0.86	$1.37

Weighted average common shares outstanding (in thousands)	112,852	117,778	112,152	116,343

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Cash flow from operating activities:
Net income (loss)	$77,280	$39,970	$91,334	$153,701
Adjustments to reconcile net income (loss) to cash provided by operations:
(Income) loss from discontinued operations (including gain from the sale of discontinued operations of $58,631 in 2006, net of tax)	(51,052)	(685)	(48,934)	2,432
Depreciation and amortization	9,174	13,521	39,124	39,005
Deferred income taxes	(2,226)	1,634	1,457	4,213
Antitrust investigations and related lawsuits and claims	-	-	258	-
Restructuring charges	2,262	563	9,956	1,369
Impairment loss on long-lived and other assets	1,676	-	10,464	-
Interest expense	-	177	2,664	3,392
Post retirement plan changes	(2,106)	(3,374)	(12,799)	(5,637)
Gain on sale of assets	(1,854)	(4,636)	(3,974)	(29,861)
Other (credits) charges, net	1,094	(1,717)	7,271	765
(Increase) decrease in working capital*	(15,812)	1,396	(23,907)	(36,676)
(Increase) decrease long-term assets and liabilities	1,151	11,095	(8,733)	6,441
Excess tax benefit from stock-based compensation	-	(3,311)	-	(8,372)
Net cash provided by operating activities	19,587	54,633	64,181	130,772

Cash flow from investing activities:
Capital expenditures	(11,801)	(17,188)	(46,035)	(50,817)
Patent capitalization	(180)	-	(875)	(659)
Purchase of derivative investments	-	(144)	(266)	(144)
Proceeds from sale of assets	1,668	3,120	14,394	29,745
Proceeds from sale of discontinued operations, net of purchase price adjustments	151,320	-	151,320	(2,794)
Increase in restricted cash	-	-	-	(1,547)
Sale of investments	-	1,151	-	1,151
Payments for dissolution of joint venture	-	(200)	-	(200)
Payments for minority share redemption	-	(1,260)	-	(1,260)
Net cash (used in) provided by investing activities	141,007	(14,521)	118,538	(26,525)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(523)	(317)	(772)	414
Revolving Facility borrowings	60,312	(20)	510,042	241,625
Revolving Facility payments	(90,099)	(763)	(549,088)	(241,922)
Long-term debt reductions	-	169	-	(234,310)
Proceeds from exercise of stock options	462	3,327	462	22,994
Purchase of treasury shares	-	-	(212)	-
Excess tax benefit from stock-based compensation	-	3,311	-	8,372
Proceeds from long-term financing obligation	-	(35)	-	2,940
Net cash provided by (used in) financing activities	(29,848)	5,672	(39,568)	(199,887)

Net increase (decrease) in cash and cash equivalents	130,746	45,784	143,151	(95,640)
Effect of exchange rate changes on cash and cash equivalents	61	75	398	864
Cash and cash equivalents at beginning of period	18,710	8,882	5,968	149,517
Cash and cash equivalents at end of period	$149,517	$54,741	$149,517	$54,741
* Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$(18,891)	$23,134	$17,901	$16,309
Effect of factoring on accounts receivable	(21,096)	(9,070)	(12,213)	276
Inventories	7,574	(11,701)	(5,909)	(27,277)
Prepaid expenses and other current assets	1,422	(1,020)	(396)	422
Payments for antitrust investigations and related lawsuits and claims	(5,643)	-	(23,314)	(5,380)
Restructuring payments	(5,370)	(1,172)	(14,842)	(6,884)
Increase (decrease) in accounts payable and accruals	14,246	(4,806)	14,823	(4,903)
Increase (decrease) in interest payable	11,946	6,031	43	(9,239)
(Increase) decrease in working capital	$(15,812)	$1,396	$(23,907)	$(36,676)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2006	2007	2006	2007

Net sales:
Graphite Electrodes	$189,715	$218,429	$670,012	$812,325
Advanced Graphite Materials	27,997	30,859	103,738	114,423
Other	17,769	20,142	81,683	78,070
Net sales	$235,481	$269,430	$855,433	$1,004,818

Operating income (loss):
Graphite Electrodes	$34,312	$50,108	$113,576	$209,799
Advanced Graphite Materials	3,675	5,888	11,913	20,453
Other	(2,243)	574	(14,747)	347
Operating Income	$35,744	$56,570	$110,742	$230,599

Operating income (loss) margin:
Graphite Electrodes	18.1%	22.9%	17.0%	25.8%
Advanced Graphite Materials	13.1%	19.1%	11.5%	17.9%
Other	(12.6%)	2.8%	(18.1%)	0.4%
Operating income margin	15.2%	21.0%	12.9%	22.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Income From Continuing Operations and Earnings per Share Reconciliation

	For the Three Months Ended December 31, 2006		For the Three Months Ended December 31, 2007
	Income	EPS Impact	Income	EPS Impact
Income from continuing operations	$ 26,228	$ 0.24	$ 39,285	$ 0.34
Adjustments, net of tax, per diluted share:
Pension settlement charge	-	-	3,315	0.03
Income tax valuation allowance release	-	-	(2,159)	(0.02)
Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	(4,917)	(0.04)	3,346	0.03
Income from continuing operations before special items	$ 21,311	$ 0.20	$ 43,787	$ 0.38

Income From Continuing Operations and Earnings per Share Reconciliation

	For the Twelve Months Ended December 31, 2006		For the Twelve Months Ended December 31, 2007
	Income	EPS Impact	Income	EPS Impact
Income from continuing operations	$ 42,400	$ 0.43	$ 156,133	$ 1.39
Adjustments, net of tax, per diluted share:
Pension settlement charge	-	-	3,315	0.03
Income tax valuation allowance release	-	-	(2,486)	(0.02)
Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	13,972	0.12	(5,683)	(0.05)
Income from continuing operations before special items	$ 56,372	$ 0.55	$ 151,279	$ 1.35

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million (before and after tax) in the 2006 fourth quarter and the 2007 fourth quarter and $5 million (before and after tax) in 2006 and 2007 contingently convertible debenture interest expense.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	12/31/06	12/31/07
Long-term debt	$665,400	$426,136
Short-term debt	458	1,014
Total debt	$665,858	$427,150
Less:
Fair value adjustments for hedge instruments	6,421	2,421
Unamortized bond premium	1,265	481
Cash and cash equivalents	149,517	54,741
Net debt	$508,655	$369,507

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

1 Source: World Bank and International Monetary Fund 2008 GDP Forecast.

* Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, Manager, Investor Relations, 216-676-2000